EXHIBIT 99.1

For Immediate Release
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. -- (616) 945-2491
or
Brian Edwards, Ben Buursma (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Announces Improved Results in 2001

Hastings, Mich., March 11, 2002 -- Overcoming difficult conditions in the global automotive industry, Hastings Manufacturing Co. (AMEX: HMF) today reported increased net income and improved operating results for the year ended December 31, 2001.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist reported net income of $1,047,545, or $1.41 per share, on net sales of $34.8 million in 2001, compared with a net loss of $459,156, or $0.61 per share, on net sales of $35.1 million in 2000. The Company attributed the increase in net income to operational improvements implemented over the past year and a one-time, pre-tax gain of approximately $714,000 related to the sale of non-business property. The Company does not issue fourth-quarter results separately.

"I am pleased with our performance, which came in a year when many auto suppliers posted declining results," said Mark Johnson, chairman and chief executive officer of Hastings Manufacturing. "We were able to buck that trend by fine-tuning our operations in 2001, which helped us increase profitability, reduce scrap and improve overall product quality. Just as importantly, we set in motion a new strategy for future growth that will realign our Company into two business units and we forged key alliances to market and distribute other internal-engine components, including Zollner™ pistons and ACL® engine parts."

In 2001, Hastings' sales were down slightly from the prior year, reflecting continued softness in the automotive replacement-parts market, both nationally and in Canada. Decreased sales of engine components in the private brand and original equipment markets were offset partially, however, by an increase in export volume.

Hastings increased its gross profit margin to 29.2 percent, compared to a 26.8 percent in 2000. Improved productivity, decreased raw-material costs and the initial success of cost-containment measures implemented in the first quarter of 2001 helped Hastings reduce its cost of sales by 4.3 percent, or $1.1 million, versus the prior year. Hastings' continued pursuit of lean manufacturing concepts resulted in improved productivity, while initial sales of Zollner® pistons also contributed to the margin improvement.

The Company said operating income grew threefold to $1.6 million in 2001, reflecting improved gross-profit levels as well as reductions in operating expenses. Hastings said its cost-containment efforts helped the Company lower selling, general and administrative costs versus the prior year. The reduction in SG&A costs was offset partially by an increase in advertising expenses associated with the launch of the Zollner piston alliance and new marketing initiatives for Hastings' piston rings.

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HASTINGS/page 2

"Hastings' move to lean manufacturing and other cost-containment measures have helped the Company improve its results in a sluggish economy," said Andrew Johnson, president of Hastings. "Moving forward, we intend to leverage our reputation as a quality-focused engine-parts specialist. Our recently announced strategic realignment and new alliances with other engine-component manufacturers will be driving forces for our growth as a global provider of internal-engine products."

In December 2001, Hastings announced a strategic realignment designed to help the Company better serve customers and accelerate its growth as a worldwide internal-engine parts supplier. The Company announced it will split its Michigan operations into two business units, each of which will be responsible for increasing global sales and market share. The aftermarket unit will build the Company's worldwide presence as a marketer and distributor of engine-related products; while the piston ring operation will be focused on developing, manufacturing and distributing the world's largest selection of high-quality piston rings to aftermarket and OEM customers.

Hastings also continued to broaden the line of internal-engine components it can offer to professional engine rebuilders, parts warehouses and specialty retailers. In 2001, the Company reached agreements to become the exclusive marketer of Zollner®-brand pistons and ACL® engine products - including bearings, gaskets and import pistons - in the United States and Mexico.

The agreements to sell Zollner and ACL products built upon other alliances forged over the past few years. In 2000, Hastings and privately held Intraco Corporation launched The Casite Co., a joint venture to develop and market Casite™-brand vehicle chemicals worldwide. In 1999, the Company's Canadian subsidiary created a Distribution, Administration and Sales (DAS) program to sell a variety of engine components - including piston rings, pistons, valves, camshafts and other related parts - to the Canadian aftermarket.

"Our operating improvements and the expansion of product offerings have put Hastings in a good position for growth," Mark Johnson said. "We are cautiously optimistic about the recovery of the replacement-parts market over the near-term, given that sales of new cars have slowed and the number of aging cars on the road has increased. Regardless of when the market recovers, the realignment of our businesses and assignment of new responsibilities should enable us to maximize our investments in manufacturing as well as in sales, marketing and distribution in the future."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine components including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Company And Subsidiaries
Condensed Consolidated Statements of Operations
	Year ended December 31,
	2001	2000	1999

Net Sales	$34,794,734	$35,146,234	$37,308,103
Cost of Sales	24,646,401	25,741,410	27,251,022
Gross Profit	10,148,333	9,404,824	10,057,081

Operating Expenses:
Advertising	213,580	168,203	172,613
Selling	3,100,015	3,121,756	3,076,052
General & Administrative	5,254,369	5,609,458	5,592,600
Total Operating Expenses	8,567,964	8,899,417	8,841,265

Operating Income	1,580,369	505,407	1,215,816

Other Expenses (Income):
Interest expense	612,315	753,679	671,723
Gain on the sale of property and equipment	(714,279)	-	(42,300)
Other, net	(37,212)	(60,116)	9,623
Total Other Expenses (Income)	(139,176)	693,563	639,046

Income (Loss) Before Taxes	1,719,545	(188,156)	576,770

Income Tax Expense	672,000	271,000	250,000
Net Income (Loss)	$1,047,545	$(459,156)	$326,770

Net Income Per Share of Common Stock:
Basic	$1.41	$(0.61)	$0.42
Diluted	$1.41	$(0.61)	$0.42

Average Shares Outstanding:
Basic	745,046	748,653	775,046
Diluted	745,046	748,653	775,046